CONSULTANCY CONTRACT

Between

Global Brands Representatives UG, (VAT number: 045/234/52954), 26 Eichenstr, Frankfurt, Germany, 65933 (referred to as "Company") on the one hand

And

THENABLERS, Inc (ElN:82-3296328 ), 8635 W. Catherine Ave, Chicago, IL, USA, 60656

(referred to as " Consultant" ).

I.

Preamble

The Company provides construction services

The Consultant offer International Business Development services pertaining to new markets entry strategy design and execution.

II.

Advisory and Monitoring Actiyity. Reporting commitment

(1)	) The Consultant shall advise the Company, particularly by establishing a contact for contract negotiations with potential partners (hereinafter, "the third party") in India and Zambia .

(2)	The Consultant is obliged to keep in contact with the third party that he named to the Company even after the Company and the third party have signed a contract, and to monitor and supervise the third party regarding the contract signed between the Company and the third party. Irrespective of this, the Company is also entitled to get in touch directly with the third party that has been named by the Consultant.

(3)	Furthermore, the Consultant is obliged to report to the Company regularly, at least every month, in written form about the third parties he has to monitor and supervise concerning the progress.

(4)	The Consultant has to perform the advisory and monitoring activity as well as the reporting commitment under this article personally. He is not entitled to delegate these activities and commitments unless the Company agrees in written form.

(5)	Regarding his activities and commitments under this article, the Consultant is not bound to instructions of the Company. He is free to choose place and time of his work.

III.

Demeanor of the Consultant

(1)	During the term of this contract and for five years after its termination, the Consultant shall not implement activities or display damaging demeanor which could possibly affect the trademarks, corporations, shareholders or natural or legal persons of the Company tn a negative way.

(2)	The Consultant is not entitled to issue legally binding statements on behalf of the Company. The Consultant shall avoid giving the impression that he is entitled to give legally binding statements on behalf of the Company.

IV.

Cooperation of the Company

(1)	The Company shall provide the Consultant with any documentation and information that is necessary for his advisory and monitoring activity.. However, the Company is no t obligated to disclose company or business secrets to the Consultant.

(2)	The Consultant must store the provided documentation accurately and ensure that no third party has access to it. During the term of this contract, the provided documentation must be returned on request of the Company. After the termination of this contract, the documentation must be returned to the Company without request. The Consultant must not retain the original documents or any copies of the documents or other data or retain information in any other way.

V.

Reimbursement

(1) The Company can decide freely if it commences contract negotiations with the third party. The Company is further free in its decision regarding the precise content of the contract with the third party, particularly the remuneration. Moreover, the Company is free to terminate a possible contract with the third party regardless of the Consultant .

(2)	) The Consultant is only entitled to a fee if he establishes a contact for contract negotiations and the Company signs a contract with the third party within 12 months. Regardless of the geographical area specified in the first contract signed between the Company and the third party within ·9 months, the Consultant will be entitled to the same fee for any other succeeding geographical areas the Company and the third party. The Company .is obliged to inform the Consultant in written form about any additional contracts it signs with the third party.

(3)	In case the Consultant is entitled to a fee according to paragraph (21, he shall receive a part of the Gross Sales that is continuously received by the Company. The Company is obliged to inform the Consultant in written form over the agreed upon financial terms of its contract with the third party. The fee is precisely as follows:

a.	The Consultant shall receive EUR 20.000,00 from the Company, after the contract has been signed between the Company and third party, The Company shall remit the fee to a bank account named by the Consultant within 2 weeks.
b.	The Consultant shall receive 5% of Gross Sales the Company achieves. The Company shall remit the fee to a bank account named by the Consultant within 2 weeks after the end of each calendar quarter

(4)	The Company has to calculate the fee and announce the amount to the Consultant within 4 weeks after it has received the payment. Upon receipt of a correct and VAT-

mduding receipt of the Consultant, the Company shall remit the fee to a banking account named by the Consultant within 2 weeks.

(5)	Besides the fee under this article the Consultant is not entitled to any further reimbursement or other payments by the Company.

(6)	The Consultant himself is responsible for the taxation of his fee. Every contractual party itself must bear all costs, charges, taxes etc. regarding to this contract.

VI.

Noncompetition, Secrecy

(1) During the term of this contract and for 1 year after its termination, the Consultant shall neither bring his know-how into service with any person or corporation that competes or rivals with the Company nor support or promote directly or indirectly any such person or corporation. Furthermore, the Consultant must not work for, set up or take part in any such corporation.

(2) The Consultant is indefinitely obliged to maintain absolute secrecy and confidentiality regarding any information about this contractual relationship and any information that has become known to him out of or in connection with this contractual relationship.

VII.

Term of Contract

(1)	) The present contract shall come into force upon its signing and shall be valid for a period of five years. It ends automatically due to lapse of time without needing a notice of cancellation. By written consent the parties can renew the contract for any period.

(2)	This contract also automatically ends after 9 months after signing, if the Consultant in analogy to paragraph VI. 2. not establishes a contact for -contract negotiations and the Company not signs a contract.

VIII.

Miscellaneous

(1)	This contract constitutes the entire agreement of the contracting parties.. Oral or other side contracts do not exist. Any amendments or supplements to this contract shall not be valid unless they are executed in writing. A possible agreement about the abolition of the written form has to be made in writing.

(2)	This contract shall be exclusively governed by and construed in accordance with the laws of the state of Nevada without reference to any .conflict of Jaws pro visions deviating away from Nevada state law.

(3)	The present contract is executed and signed in two copies, one of which is handed to each party.